The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated February 26, 2020

JPMorgan Chase Financial Company LLC	February 2020
Pricing Supplement
Registration Statement Nos. 333-222672 and 333-222672-01
Dated February , 2020
Filed pursuant to Rule 424(b)(2)

Structured Investments

Enhanced Buffered Jump Securities with Downside Factor and Principal Exposure Based on the 10-Year U.S. Dollar ICE Swap Rate due March 17, 2021

Principal at Risk Securities

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

The Enhanced Buffered Jump Securities with Downside Factor and Principal Exposure do not pay interest and do not guarantee the return of any of the principal at maturity. At maturity, you will receive for each security that you hold an amount in cash that will vary depending on the percentage change of the 10-Year U.S. Dollar ICE Swap Rate (the “ICE Swap Rate”) determined as set forth below (the “reference rate”) from the reference strike rate to the reference rate on the valuation date (the “final reference rate”). The ICE Swap Rate, at any given time, generally indicates the fixed rate of interest (paid annually) that a counterparty in the swaps market would have to pay for a fixed-for-floating U.S. dollar interest rate swap transaction with a 10-year maturity in order to receive a floating rate (paid quarterly) equal to three-month U.S. dollar London Interbank Offered Rate (“three-month USD LIBOR”) for that same maturity. The ICE Swap Rate is one of the market-accepted indicators of longer-term interest rates. If the final reference rate is greater than or equal to 50% of the reference strike rate, which we refer to as the threshold reference rate, you will receive for each security that you hold at maturity a fixed upside payment in addition to the stated principal amount. However, if the final reference rate is less than the threshold reference rate, the payment due at maturity will be reduced by 2% for every 1% decline beyond the threshold reference rate. Accordingly, investors may lose their entire initial investment in the securities. A very small percentage point change in the reference rate can result in a significant loss on the securities. For example, given the reference strike rate of 1.279%, if the reference rate were to decline by only 0.8953 percentage points to a final reference rate of 0.3837%, which represents a 70% decline from the reference strike rate, investors would lose 40% of the stated principal amount. The securities are for investors who are willing to risk their principal and forgo current income in exchange for the upside payment feature that applies to a limited range of the performance of the reference rate. The securities are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., issued as part of JPMorgan Financial’s Medium-Term Notes, Series A, program. Any payment on the securities is subject to the credit risk of JPMorgan Financial, as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities. The reference strike rate is determined by reference to certain intraday levels of the ICE Swap Rate and is not determined by reference to the reference rate on the strike date or the pricing date.

SUMMARY TERMS
Issuer:		JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:		JPMorgan Chase & Co.
Reference rate:		10-Year U.S. Dollar ICE Swap Rate (the “ICE Swap Rate”) determined as set forth under “Supplemental Terms of the Securities” in this document
Aggregate principal amount:		$
Payment at maturity:		▪ If the final reference rate is greater than or equal to the threshold reference rate, you will receive at maturity a cash payment per $1,000 stated principal amount security equal to:
$1,000 + the upside payment
▪ If the final reference rate is less than the threshold reference rate, meaning the value of the reference rate has declined by more than 50% from the reference strike rate:
$1,000 + [$1,000 × (reference rate performance factor + buffer amount) × downside factor]
Because the reference rate performance factor will be less than 50% in this scenario, the payment at maturity will be less, and potentially significantly less, than the stated principal amount of $1,000 and could be zero.
Upside payment:		At least $107.00 per $1,000 stated principal amount security (at least 10.70% of the stated principal amount). The actual upside payment will be provided in the pricing supplement and will not be less than $107.00 per $1,000 stated principal amount security. The upside payment is a fixed amount and is not linked to the reference rate.
Threshold reference rate:		0.6395%, which is 50% of the reference strike rate
Reference rate performance factor:		(final reference rate – reference strike rate) / reference strike rate. In no event, however, will the reference rate performance factor be less than 0%.
Buffer amount:		50%
Downside factor:		2.00
Stated principal amount:		$1,000 per security
Issue price:		$1,000 per security (see “Commissions and issue price” below)
Strike date:		February 25, 2020
Pricing date:		February , 2020 (expected to price on or about February 26, 2020)
Original issue date (settlement date):		March , 2020 (3 business days after the pricing date)
Valuation date:		March 12, 2021, subject to adjustment as described under “Supplemental Terms of the Securities” in this document
Maturity date:		March 17, 2021, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement
Agent:		J.P. Morgan Securities LLC (“JPMS”)
Terms continued on the following page
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per security	$1,000.00	$7.50(2)	$987.50
$5.00(3)
Total	$	$	$
(1)	See “Additional Information about the Securities — Supplemental use of proceeds and hedging” in this document for information about the components of the price to public of the securities.
(2)	JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). In no event will these selling commissions exceed $7.50 per $1,000 stated principal amount security. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5.00 for each $1,000 stated principal amount security

If the securities priced today and assuming an upside payment equal to the minimum listed above, the estimated value of the securities would be approximately $979.00 per $1,000 stated principal amount security. The estimated value of the securities on the pricing date will be provided in the pricing supplement and will not be less than $970.00 per $1,000 stated principal amount security. See “Additional Information about the Securities — The estimated value of the securities” in this document for additional information.

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement and “Risk Factors” beginning on page 7 of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Securities” at the end of this document.

Product supplement no. MS-1-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004523/dp87526_424b2-ms1i.pdf

Prospectus supplement and prospectus, each dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

Subject to completion dated February 26, 2020

JPMorgan Chase Financial Company LLC	February 2020
Pricing Supplement
Registration Statement Nos. 333-222672 and 333-222672-01
Dated February , 2020
Filed pursuant to Rule 424(b)(2)

Structured Investments

Terms continued from previous page:
Reference strike rate:

1.279%, which is a level of the ICE Swap Rate determined by reference to certain intraday levels of the ICE Swap Rate on the strike date. The reference strike rate is not determined by reference to the reference rate on the strike date or the pricing date.

Although the calculation agent has made all determinations and has taken all actions in relation to the establishment of the reference strike rate in good faith, it should be noted that such discretion could have an impact (positive or negative), on the value of the securities. The calculation agent is under no obligation to consider your interests as a holder of the securities in taking any actions, including the determination of the reference strike rate, that might affect the value of the securities.

Final reference rate:	The reference rate on the valuation date
CUSIP / ISIN:	48130UUC7 / US48130UUC79
Listing:	The securities will not be listed on any securities exchange.

JPMorgan Chase Financial Company LLC

Enhanced Buffered Jump Securities with Downside Factor and Principal Exposure Based on the 10-Year U.S. Dollar ICE Swap Rate due March 17, 2021

Principal at Risk Securities

Investment Summary

The Enhanced Buffered Jump Securities with Downside Factor and Principal Exposure

The Enhanced Buffered Jump Securities with Downside Factor and Principal Exposure Based on the 10-Year U.S. Dollar ICE Swap Rate due March 17, 2021 (the “securities”) can be used:

▪	As an alternative to direct exposure to the reference rate that provides a fixed, positive return of at least 10.70% (as reflected in the upside payment of at least $107.00 per $1,000 stated principal amount security) if the final reference rate is greater than or equal to 50% of the reference strike rate, which we refer to as the threshold reference rate. The actual upside payment will be provided in the pricing supplement and will not be less than $107.00 per $1,000 stated principal amount security.
▪	To enhance returns and potentially outperform the reference rate in a moderately bullish environment, but only if the final reference rate is greater than or equal to the threshold reference rate.
▪	To obtain limited market downside protection against the loss of principal in the event of a decline of the reference rate as of the valuation date, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., but only if the final reference rate is greater than or equal to the threshold reference rate.

If the final reference rate is less than the threshold reference rate, the securities are exposed on a 2-to-1 basis to any percentage decline of the final reference rate from the reference strike rate. Accordingly, investors may lose their entire initial investment in the securities.

Maturity:	Approximately 12.5 months
Upside payment:	At least $107.00 per $1,000 stated principal amount security (at least 10.70% of the stated principal amount). The actual upside payment will be provided in the pricing supplement and will not be less than $107.00 per $1,000 stated principal amount security.
Threshold reference rate:	50% of the reference strike rate
Buffer amount:	50%
Downside factor:	2.00
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities
Interest:	None

Supplemental Terms of the Securities

The valuation date is a Determination Date for purposes of the accompanying product supplement, but is not subject to postponement under “General Terms of Notes — Postponement of a Determination Date” in the accompanying product supplement. Instead, it is subject to adjustment as described below.

With respect to any date of determination, the reference rate refers to the 10-Year U.S. Dollar ICE Swap Rate, which is the rate for U.S. dollar swaps with a designated maturity of 10 years that appears on Reuters page “ICESWAP1” (or any successor page) at approximately 11:00 a.m., New York City time, on that date, as determined by the calculation agent.

If, on any date of determination, the reference rate cannot be determined by reference to Reuters page “ICESWAP1” (or any successor page), then the calculation agent will request from five leading swap dealers, which may include the calculation agent or its affiliates, in the New York City interbank market, selected by the calculation agent, mid-market semi-annual swap rate quotations in a representative amount and with a term of 10 years, at approximately 11:00 a.m., New York City time, on that date of determination. The “mid-market semi-annual swap rate” means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. dollar interest rate swap transaction with a 10-year term commencing on the relevant date of determination and in a representative amount with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an Actual/360 day count basis, is equivalent to three-month U.S. dollar LIBOR rate. If at least three quotations are provided as requested, the calculation agent will calculate the reference rate by eliminating the highest quotation (or, in the case of equality, one of the highest) and the lowest quotation (or, in the case of equality, one of the lowest) and taking the arithmetic mean of the remaining rates. If fewer than three quotations are provided, the reference rate will be determined by the calculation agent, acting in a commercially reasonable manner. The “representative amount” means an amount equal to the outstanding principal amount of the securities as of the relevant date of determination.

February 2020	Page 3

JPMorgan Chase Financial Company LLC

Enhanced Buffered Jump Securities with Downside Factor and Principal Exposure Based on the 10-Year U.S. Dollar ICE Swap Rate due March 17, 2021

Principal at Risk Securities

Key Investment Rationale

This investment offers a fixed, positive return of at least 10.70% at maturity if the final reference rate is greater than or equal to 50% of the reference strike rate, which we refer to as the threshold reference rate. However, if the final reference rate is less than the threshold reference rate, the payment at maturity will be less, and possibly significantly less, than the stated principal amount of the securities.

Upside Scenario	If the final reference rate is greater than or equal to the threshold reference rate, the payment at maturity for each security will be equal to $1,000.00 plus the upside payment of at least $107.00 per $1,000 stated principal amount security. The actual upside payment will be provided in the pricing supplement and will not be less than $107.00 per $1,000 stated principal amount security.
Downside Scenario	If the final reference rate is less than the threshold reference rate, which means that the reference rate has depreciated by more than 50% from the reference strike rate, you will lose 2% for every 1% decline of the level of the reference rate from the reference strike rate to the final reference rate (e.g., a 70% depreciation of the reference rate will result in the payment at maturity that is less than the stated principal amount by 40%, or $600 per $1,000 stated principal amount security). A very small percentage point change in the reference rate can result in a significant loss on the securities. For example, given the reference strike rate of 1.279%, if the reference rate were to decline by only 0.8953 percentage points to a final reference rate of 0.3837%, which represents a 70% decline from the reference strike rate, investors would lose 40% of the stated principal amount.

February 2020	Page 4

JPMorgan Chase Financial Company LLC

Enhanced Buffered Jump Securities with Downside Factor and Principal Exposure Based on the 10-Year U.S. Dollar ICE Swap Rate due March 17, 2021

Principal at Risk Securities

How the Enhanced Buffered Jump Securities with Downside Factor and Principal Exposure Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$1,000 per security
Hypothetical upside payment:	$107.00 (10.70% of the stated principal amount) per $1,000 stated principal amount security*
Threshold reference rate:	50% of the reference strike rate (-50% percent change in the final reference rate compared with the reference strike rate)
Buffer amount:	50%
Downside factor:	2.00

*The actual upside payment will be provided in the pricing supplement and will not be less than $107.00 per $1,000 stated principal amount security.

Enhanced Buffered Jump Securities with Downside Factor and Principal Exposure Payoff Diagram

How it works

▪	Upside Scenario: If the final reference rate is greater than or equal to the threshold reference rate, the payment at maturity is equal to the $1,000 stated principal amount plus the upside payment. Under the hypothetical terms of the securities, in the payoff diagram, an investor would receive the payment at maturity of $1,107.00 per security if the final reference rate is greater than or equal to the threshold reference rate.
o	For example, if the reference rate appreciates 5%, investors will receive a 10.70% return, or $1,107.00 per $1,000 stated principal amount security.
o	For example, if the reference rate depreciates 10%, investors will receive a 10.70% return, or $1,107.00 per $1,000 stated principal amount security.
o	For example, if the reference rate appreciates 30%, investors will receive a 10.70% return, or $1,107.00 per $1,000 stated principal amount security.

February 2020	Page 5

JPMorgan Chase Financial Company LLC

Enhanced Buffered Jump Securities with Downside Factor and Principal Exposure Based on the 10-Year U.S. Dollar ICE Swap Rate due March 17, 2021

Principal at Risk Securities

▪	Downside Scenario: If the final reference rate is less than the threshold reference rate, the payment at maturity will be reduced by 2% for every 1% decline beyond the threshold reference rate and, accordingly, may be less, and possibly significantly less, than the stated principal amount of the securities.
o	For example, if the final reference rate declines by 70% from the reference strike rate, investors will lose 40% of their principal and the payment at maturity will be $600.00 per $1,000 stated principal amount security (60% of the stated principal amount).

The hypothetical returns and hypothetical payments on the securities shown above apply only if you hold the securities for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

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JPMorgan Chase Financial Company LLC

Enhanced Buffered Jump Securities with Downside Factor and Principal Exposure Based on the 10-Year U.S. Dollar ICE Swap Rate due March 17, 2021

Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪	The securities do not pay interest or guarantee the return of any principal and your investment in the securities may result in a loss. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee the payment of any stated principal amount at maturity. If the final reference rate is less than the threshold reference rate, the payment at maturity will be reduced by 2% for every 1% decline beyond the threshold reference rate. A very small percentage point change in the reference rate can result in a significant loss on the securities. For example, given the reference strike rate of 1.279%, if the reference rate were to decline by only 0.8953 percentage points to a final reference rate of 0.3837%, which represents a 70% decline from the reference strike rate, investors would lose 40% of the stated principal amount. There is no minimum payment at maturity on the securities and, accordingly, you could lose your entire principal amount.
▪	Appreciation potential is fixed and limited. If the final reference rate is greater than or equal to the threshold reference rate, the appreciation potential of the securities is limited to the fixed upside payment of at least $107.00 per security (at least 10.70% of the stated principal amount), even if the final reference rate is significantly greater than the reference strike rate. The actual upside payment will be provided in the pricing supplement. See “How the Enhanced Buffered Jump Securities with Downside Factor and Principal Exposure Work” on page 4 above.
▪	Your ability to receive the upside payment may terminate on the valuation date. If the final reference rate is less than the threshold reference rate, you will not be entitled to receive the upside payment at maturity. Under these circumstances, you will lose some or all of your principal amount at maturity.
▪	The securities are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the securities. Any actual or anticipated decline in our or JPMorgan Chase & Co.’s credit ratings or increase in our or JPMorgan Chase & Co.’s credit spreads determined by the market for taking that credit risk is likely to adversely affect the market value of the securities. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the securities and you could lose your entire investment.
▪	As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets. As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the securities. If these affiliates do not make payments to us and we fail to make payments on the securities, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the securities and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as an agent of the offering of the securities, hedging our obligations under the securities and making the assumptions used to determine the pricing of the securities and the estimated value of the securities, which we refer to as the estimated value of the securities. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The calculation agent has determined the reference strike rate and the threshold reference rate and will determine the final reference rate and will calculate the amount of payment you will receive at maturity, if any. Determinations made by the calculation agent, including with respect to the determination of the reference rate if the reference rate cannot be determined by reference to the applicable Reuters page, may affect the payment to you at maturity.

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JPMorgan Chase Financial Company LLC

Enhanced Buffered Jump Securities with Downside Factor and Principal Exposure Based on the 10-Year U.S. Dollar ICE Swap Rate due March 17, 2021

Principal at Risk Securities

In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the securities and the value of the securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the securities could result in substantial returns for us or our affiliates while the value of the securities declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

Furthermore, the ICE Swap Rate is administered by ICE Benchmark Administration, and one of our affiliates is represented on the ICE Swap Rate Oversight Committee, which is responsible for monitoring the administration of the ICE Swap Rate. We and our affiliates will have no obligation to consider your interests as a holder of the securities in taking any actions in connection with participation on the ICE Swap Rate Oversight Committee that might affect the ICE Swap Rate or the securities.

In addition, although the calculation agent has made all determinations and has taken all actions in relation to the establishment of the reference strike rate in good faith, it should be noted that such discretion could have an impact (positive or negative), on the value of the securities. The calculation agent is under no obligation to consider your interests as a holder of the securities in taking any actions, including the determination of the reference strike rate, that might affect the value of the securities.

▪	The estimated value of the securities will be lower than the original issue price (price to public) of the securities. The estimated value of the securities is only an estimate determined by reference to several factors. The original issue price of the securities will exceed the estimated value of the securities because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. See “Additional Information about the Securities — The estimated value of the securities” in this document.
▪	The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates. The estimated value of the securities is determined by reference to internal pricing models of our affiliates. This estimated value of the securities is based on market conditions and other relevant factors existing at the time of pricing and assumptions about market parameters, which can include volatility, interest rates and other factors. Different pricing models and assumptions could provide valuations for the securities that are greater than or less than the estimated value of the securities. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the securities could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy securities from you in secondary market transactions. See “Additional Information about the Securities — The estimated value of the securities” in this document.
▪	The estimated value of the securities is derived by reference to an internal funding rate. The internal funding rate used in the determination of the estimated value of the securities is based on, among other things, our and our affiliates’ view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the securities and any secondary market prices of the securities. See “Additional Information about the Securities — The estimated value of the securities” in this document.
▪	The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the securities for a limited time period. We generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, the structuring fee, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Additional Information about the Securities — Secondary market prices of the securities” in this document for additional information relating to this initial period. Accordingly, the estimated value of your securities during this initial period may be lower than the value of the securities as published by JPMS (and which may be shown on your customer account statements).

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Enhanced Buffered Jump Securities with Downside Factor and Principal Exposure Based on the 10-Year U.S. Dollar ICE Swap Rate due March 17, 2021

Principal at Risk Securities

▪	Secondary market prices of the securities will likely be lower than the original issue price of the securities. Any secondary market prices of the securities will likely be lower than the original issue price of the securities because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and the structuring fee and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the securities. As a result, the price, if any, at which JPMS will be willing to buy securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the securities.

The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity. See “— Secondary trading may be limited” below.

▪	Secondary market prices of the securities will be impacted by many economic and market factors. The secondary market price of the securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, structuring fee, projected hedging profits, if any, estimated hedging costs and the reference rate, including:
o	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
o	customary bid-ask spreads for similarly sized trades;
o	our internal secondary market funding rates for structured debt issuances;
o	the actual and expected volatility of the reference rate;
o	the time to maturity of the securities;
o	interest and yield rates in the market generally; and
o	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the securities, if any, at which JPMS may be willing to purchase your securities in the secondary market.

▪	The reference rate will be affected by a number of factors. The reference rate will depend on a number of factors, including, but not limited to:
o	changes in, or perceptions about, future reference rate levels;
o	general economic conditions: the economic, financial, political, regulatory and judicial events that affect financial markets generally will affect the reference rate;
o	prevailing interest rates: the reference rate is subject to daily fluctuations depending on the levels of prevailing interest rates in the market generally; and
o	policies of the Federal Reserve Board regarding interest rates.

These and other factors may have a negative effect on the performance of the reference rate.

▪	The reference rate may be volatile. The reference rate is subject to volatility due to a variety of factors affecting interest rates generally, including, but not limited to:
o	sentiment regarding underlying strength in the U.S. and global economies;
o	expectations regarding the level of price inflation;
o	sentiment regarding credit quality in U.S. and global credit markets;
o	central bank policy regarding interest rates; and
o	performance of capital markets.

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Enhanced Buffered Jump Securities with Downside Factor and Principal Exposure Based on the 10-Year U.S. Dollar ICE Swap Rate due March 17, 2021

Principal at Risk Securities

The reference rate may be negative. A final reference rate that is less than the threshold reference rate will result in a reduction of principal payment at maturity. In addition, these and other factors may have a negative impact on the value of your securities in the secondary market.

▪	The ICE Swap Rate and the manner in which it is calculated may change in the future. There can be no assurance that the method by which the ICE Swap Rate is calculated will continue in its current form. Any changes in the method of calculation could reduce the reference rate.
▪	Uncertainty about the future of LIBOR may adversely affect the reference rate. The reference rate is based on a hypothetical interest rate swap referencing the U.S. Dollar London Interbank Offered Rate ("LIBOR") with a designated maturity of three months. On July 27, 2017, the Chief Executive of the U.K. Financial Conduct Authority (the "FCA"), which regulates LIBOR, announced that the FCA intends to stop persuading or compelling banks to submit rates for the calculation of LIBOR rates to the LIBOR administrator after 2021. The announcement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021. It is impossible to predict whether and to what extent banks will continue to provide LIBOR submissions to the administrator of LIBOR, whether LIBOR rates will cease to be published or supported before or after 2021 or whether any additional reforms to LIBOR may be enacted in the United Kingdom or elsewhere. At this time, no consensus exists as to what rate or rates may become accepted alternatives to LIBOR and it is impossible to predict the effect of any such alternatives on the value of the securities. Uncertainty as to the nature of alternative reference rates and as to potential changes or other reforms to LIBOR may adversely affect the reference rate during the term of the securities and your return on the securities.
▪	The reference rate may be calculated based on dealer quotations or by the calculation agent acting in a commercially reasonable manner. If on any date of determination, the reference rate cannot be determined by reference to Reuters page “ICESWAP1” (or any successor page), then the calculation agent will determine the reference rate for that date on the basis of the mid-market, semi-annual swap rate quotations provided to the calculation agent by up to five leading swap dealers, which may include the calculation agent or its affiliates, in the New York City interbank market at approximately 11:00 a.m., New York City time, on that date. If fewer than three leading swap dealers selected by the calculation agent provide quotations as described above, the reference rate will be determined by the calculation agent, acting in a commercially reasonable manner. The reference rate determined in this manner may be different from the rate that would have been published on the applicable Reuters page and may be different from other published levels, or other estimated levels, of the ICE Swap Rate.
▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the strike date and prior to maturity could adversely affect the value of the reference rate and, as a result, could decrease the amount an investor may receive on the securities at maturity, if any. Any of these hedging or trading activities on or prior to the strike date could potentially affect the reference strike rate and the threshold reference rate and, therefore, could potentially increase the level that the final reference rate must reach before you receive a payment at maturity that exceeds the issue price of the securities or so that you do not suffer a loss on your initial investment in the securities. Additionally, these hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the final reference rate and, accordingly, the payment to you at maturity, if any. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the securities declines.
▪	Secondary trading may be limited. The securities will not be listed on a securities exchange. There may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. JPMS may act as a market maker for the securities, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which JPMS is willing to buy the securities. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the securities.
▪	The final terms and valuation of the securities will be provided in the pricing supplement. The final terms of the securities will be provided in the pricing supplement. In particular, each of the estimated value of the securities and the upside payment will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this document. Accordingly, you should consider your potential investment in the securities based on the minimums for the estimated value of the securities and the upside payment.

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▪	The tax consequences of an investment in the securities are uncertain. There is no direct legal authority as to the proper U.S. federal income tax characterization of the securities, and we do not intend to request a ruling from the IRS. The IRS might not accept, and a court might not uphold, the treatment of the securities described in “Additional Information about the Securities ― Additional Provisions ― Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement. If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of any income or loss on the securities could differ materially and adversely from our description herein. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

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10-Year U.S. Dollar ICE Swap Rate Overview

The ICE Swap Rate is the “constant maturity swap rate” that measures the annual fixed rate of interest payable on a hypothetical fixed-for-floating U.S. dollar interest rate swap transaction with a 10-year maturity. In such a hypothetical swap transaction, the fixed rate of interest, payable semi-annually on the basis of a 360-day year consisting of twelve 30-day months, is exchangeable for a floating three-month USD London Interbank Offered Rate (“three-month USD LIBOR”) based payment stream that is payable quarterly on the basis of the actual number of days elapsed during a quarterly period in a 360-day year. Three-month USD LIBOR reflects the rate at which banks lend U.S. dollars to each other for a term of three months in the London interbank market. The ICE Swap Rate is one of the market-accepted indicators of longer-term interest rates.

Information as of market close on February 21, 2020:

Current Reference Rate:	1.379%	52 Week High (on 3/5/2019):	2.745%
52 Weeks Ago (on 2/21/2019):	2.705%	52 Week Low (on 9/4/2019):	1.357%

The table below sets forth the published high and low reference rates, as well as end-of-quarter reference rates, for each quarter in the period from January 1, 2015 through February 21, 2020. The reference rate on February 21, 2020 was 1.379%. The reference rate was not published on February 24, 2020 and February 25, 2020. The associated graph shows the reference rate for each day in the same period. We obtained the reference rate information above and in the table and graph below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The historical reference rates should not be taken as an indication of its future performance, and no assurance can be given as to the reference rate at any time, including on the valuation date.

10-Year U.S. Dollar ICE Swap Rate	High	Low	Period End
2015
First Quarter	2.349%	1.815%	2.032%
Second Quarter	2.554%	1.943%	2.458%
Third Quarter	2.522%	2.007%	2.007%
Fourth Quarter	2.271%	1.925%	2.183%
2016
First Quarter	2.165%	1.522%	1.666%
Second Quarter	1.786%	1.342%	1.369%
Third Quarter	1.550%	1.279%	1.436%
Fourth Quarter	2.540%	1.473%	2.348%
2017
First Quarter	2.563%	2.190%	2.401%
Second Quarter	2.337%	2.087%	2.263%
Third Quarter	2.358%	2.006%	2.277%
Fourth Quarter	2.475%	2.253%	2.405%
2018
First Quarter	2.944%	2.432%	2.789%
Second Quarter	3.137%	2.804%	2.920%
Third Quarter	3.162%	2.899%	3.110%
Fourth Quarter	3.276%	2.752%	2.766%
2019
First Quarter	2.816%	2.317%	2.416%
Second Quarter	2.586%	1.909%	1.958%
Third Quarter	2.068%	1.357%	1.586%
Fourth Quarter	1.842%	1.424%	1.815%

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10-Year U.S. Dollar ICE Swap Rate	High	Low	Period End
2020
First Quarter (through February 21, 2020)	1.840%	1.379%	1.379%

10-Year U.S. Dollar ICE Swap Rate Historical Performance * January 2, 2014 to February 21, 2020

*The dotted line in the graph indicates the threshold reference rate, equal to 50% of the reference strike rate.

Additional Information about the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Postponement of maturity date:	If the scheduled maturity date is not a business day, then the maturity date will be the following business day.
Minimum ticketing size:	$1,000 / 1 securities
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
The estimated value of the securities:

The estimated value of the securities set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the securities, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the securities. The estimated value of the securities does not represent a minimum price at which JPMS would be willing to buy your securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the securities is based on, among other things, our and our affiliates’ view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Risk Factors — The estimated value of the securities is derived by reference to an internal funding rate” in this document. The value of the derivative or derivatives underlying the economic terms of the securities is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the securities on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors — The estimated value of the securities does not represent future values of the

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securities and may differ from others’ estimates” in this document.

The estimated value of the securities will be lower than the original issue price of the securities because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the securities may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Risk Factors — The estimated value of the securities will be lower than the original issue price (price to public) of the securities” in this document.

Secondary market prices of the securities:	For information about factors that will impact any secondary market prices of the securities, see “Risk Factors — Secondary market prices of the securities will be impacted by many economic and market factors” in this document. In addition, we generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of two years and one-half of the stated term of the securities. The length of any such initial period reflects the structure of the securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the securities and when these costs are incurred, as determined by our affiliates. See “Risk Factors — The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the securities for a limited time period.”
Tax considerations:

In determining our reporting responsibilities, we intend to treat the securities for U.S. federal income tax purposes as “open transactions” that are not debt instruments, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement no. MS-1-I. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the securities could be materially and adversely affected.

No statutory, judicial or administrative authority directly addresses the characterization of the securities (or similar instruments) for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Assuming that “open transaction” treatment is respected, although not free from doubt, the gain or loss on your securities should be treated as long-term capital gain or loss if you hold your securities for more than a year, whether or not you are an initial purchaser of the securities at the issue price. However, the IRS or a court may not respect the treatment of the securities as “open transactions,” in which case the timing and character of any income or loss on the securities could be materially and adversely affected. For instance, the securities could be treated as contingent payment debt instruments, in which case the gain on your securities would be treated as ordinary income and you would be required to accrue original issue discount on your securities in each taxable year at the “comparable yield,” as determined by us, although we will not make any payment with respect to the securities until maturity.

In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative

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treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as “FATCA” may (if the securities are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the securities, as well as to payments of gross proceeds of a taxable disposition, including redemption at maturity, of a security, although under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply to payments of gross proceeds (other than any amount treated as interest). You should consult your tax adviser regarding the potential application of FATCA to the securities.

Supplemental use of proceeds and hedging:

The securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the securities. See “How the Enhanced Buffered Jump Securities with Downside Factor and Principal Exposure Work” in this document for an illustration of the risk-return profile of the securities and “10-Year U.S. Dollar ICE Swap Rate Overview” in this document for a description of the market exposure provided by the securities.

The original issue price of the securities is equal to the estimated value of the securities plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers and the structuring fee, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities, plus the estimated cost of hedging our obligations under the securities.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement.
Supplemental plan of distribution:

Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the securities in the secondary market, but is not required to do so. JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Wealth Management. In addition, Morgan Stanley Wealth Management will receive a structuring fee as set forth on the cover of this document for each security.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “— Supplemental use of proceeds and hedging” above and “Use of Proceeds and Hedging” in the accompanying product supplement.

We expect that delivery of the securities will be made against payment for the securities on or about the original issue date set forth on the front cover of this document, which will be the third business day following the pricing date of the securities (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade securities on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Where you can find more information:

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this document together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these securities are a part, and the more detailed information contained in the accompanying product supplement.

This document, together with the documents listed below, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” section of the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•    • Product supplement no. MS-1-I dated April 5, 2018:

http://www.sec.gov/Archives/edgar/data/19617/000095010318004523/dp87526_424b2-ms1i.pdf

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•    Prospectus supplement and prospectus, each dated April 5, 2018:

http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617.

As used in this document, “we,” “us,” and “our” refer to JPMorgan Financial.

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